                                                                 EXHIBIT 10.8.3


                            THIRD AMENDMENT TO LEASE

         THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made this 10th day of January, 2000, but shall be effective May 1, 1999, by and between TA/WESTERN, LLC, a Delaware limited liability company as successor in interest to THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES ("Landlord") and VISUAL NETWORKS, INC., a Delaware corporation ("Tenant").

                              W I T N E S S E T H:

         WHEREAS, The Equitable Life Assurance Society of the United States, Landlord's immediate predecessor in interest, and Tenant entered into that certain Lease dated December 12, 1996, as amended by that certain Lease Amendment dated September 2, 1997 (the "First Amendment) and as further amended by that certain Second Lease Amendment dated February 8, 1999 (the "Second Amendment) (collectively, the "Lease"), pursuant to which Tenant leased that certain premises in the building located at 2092 Gaither Road, Rockville, Maryland (the "Building"), said leased premises containing approximately Twenty Eight Thousand Five Hundred Ninety Four (28,594) rentable square feet and designated as Suites 110, 120, 150 and 200 (the "Original Premises"); and

         WHEREAS, Landlord and Tenant desire to amend the Lease (i) to extend the term of the Lease; (ii) to increase the square footage of the Original Premises; and (iii) to amend certain other terms and conditions of the Lease as herein provided.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

         1. RECITALS. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

         2. CAPITALIZED TERMS. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Original Lease.

         3. LANDLORD. All references in the Lease to The Equitable Life Assurance Society of the United States, previously known as Landlord, shall now apply to TA/Western, LLC which acquired the Building.

         4.       TERM.

                  a. ORIGINAL PREMISES. The Term of the Lease with respect to the Original Premises is hereby extended for approximately five (5) years and one (1) month, commencing December 1, 2001 (the "Renewal Date") through December 31, 2006 (inclusively, the "Renewal Term"), unless sooner terminated pursuant to the Lease as amended hereby.

                  b. FOURTH EXPANSION PREMISES. The Term of the Lease with respect to the Fourth Expansion Premises, as hereinafter defined, shall commence, retroactively, on May 1, 1999 (the "Fourth Expansion Premises Commencement Date") and shall be coterminous with the Term of the Lease with respect to the Original Premises and, accordingly, shall expire on the expiration date with respect to the Original Premises.

         5.       PREMISES.

                  a. Effective retroactively to January 1, 1999 (the "Third Expansion Premises Commencement Date"), the Original Premises shall be increased by Thirteen Thousand Four Hundred Fifty One (13,451) rentable square feet of space on the second (2nd) floor of the Building designated as Suite 220 as shown on Exhibit A attached hereto (the "Third Expansion Premises) (the Original Premises and the Third Expansion Premises shall be referred to collectively as the "Original Premises"). As of the Third Expansion Premises Commencement Date, Section (b) of the Data Sheet ("Data Sheet") attached to the Lease and made a part thereof; Section 1(m) of the Lease; Paragraph 1 of the First Amendment and Paragraph 1 of the Second Amendment are hereby modified to reflect the rentable square footage of the Premises to be Forty Two Thousand Forty Five (42,045) rentable square feet.

                  b. Effective retroactively as of the Fourth Expansion Premises Commencement Date, the Original Premises shall be additionally increased by approximately Eleven Thousand Nine Hundred (11,900) rentable square feet of space on the first (1st) floor of the Building which shall be known as Suite 100 as shown on Exhibit A-1 attached hereto and made a part hereof (the "Fourth Expansion Premises") to approximately Fifty Three Thousand Nine Hundred Forty Five (53,945) rentable square feet. As of the Fourth Expansion Premises Commencement Date, Section (b) of the Data Sheet ("Data Sheet") attached to the Lease and made a part thereof; Section 1(m) of the Lease; Paragraph 1 of the First Amendment, Paragraph 1 of the Second Amendment and Paragraph 5.a. of this Third Amendment are hereby further modified to reflect the rentable square footage of the Premises to be Fifty Three Thousand Nine Hundred Forty Five (53,945) rentable square feet.

                  c. From and after the Fourth Expansion Premises Commencement Date, except as otherwise provided herein, all references in the Original Lease and herein to: (i) "Premises" shall refer collectively to the Original Premises, the Third Expansion Premises and the Fourth Expansion Premises; and (ii) "Lease" shall be deemed to mean the Original Lease, as amended by the First Amendment, the Second Amendment and this Third Amendment.

         6.       BASIC RENTAL

                  ORIGINAL PREMISES.

                  a. Effective as of the Fourth Expansion Premises Commencement Date, Tenant shall pay Basic Rental for the Original Premises in the same manner as set forth in Section 3 of the Lease in the following amounts:

         PERIOD               BASIC RENTAL PSF             MONTHLY BASIC RENTAL                       ANNUAL BASIC RENTAL
05-01-99 to 09-30-99               $16.37                       $57,348.09                                $688,177.08
10-01-99 to 11-30-99               $16.37                       $57,348.09                                $688,177.08
12-01-99 to 02-28-00               $16.78                       $58,808.35                                $705,700.20
03-01-00 to 11-30-00               $16.86                       $59,068.53                                $708,822.36
12-01-00 to 02-28-01               $17.29                       $60,572.62                                $726,871.44
03-01-01 to 11-30-01               $17.36                       $60,840.60                                $730,087.20
12-01-01 to 11-30-02               $22.25                       $77,958.44                                $935,501.28
12-01-02 to 11-30-03               $22.92                       $80,297.19                                $963,566.28
12-01-03 to 11-30-04               $23.61                       $82,706.11                                $992,473.32
12-01-04 to 11-30-05               $24.31                       $85,187.29                               $1,022.247.48
12-01-05 to 12-31-06               $25.04                       $87,742.91                               $1,052,914.92

                  FOURTH EXPANSION PREMISES.

                  b. As of the Fourth Expansion Premises Commencement Date, in addition to the payments of Basic Rental for the Original Premises as set forth herein above, Tenant shall pay Basic Rental for the Fourth Expansion Premises in the same manner as set forth in Section 3 of the Lease, in the following amounts:

         PERIOD               BASIC RENTAL PSF             MONTHLY BASIC RENTAL                       ANNUAL BASIC RENTAL
05-01-99 to 09-30-99               $16.27                       $16,131.17                                $193,574.04
10-01-99 to 11-30-99               $21.00                       $20,825.00                                $249,900.00
12-01-99 to 02-28-00               $21.00                       $20,825.00                                $249,900.00
03-01-00 to 11-30-00               $21.00                       $20,825.00                                $249,900.00
12-01-00 to 02-28-01               $21.63                       $21,449.75                                $257,397.00
03-01-01 to 11-30-01               $21.63                       $21,449.75                                $257,397.00
12-01-01 to 11-30-02               $22.25                       $22,064.58                                $264,774.96
12-01-02 to 11-30-03               $22.92                       $22,726.52                                $272,718.24
12-01-03 to 11-30-04               $23.61                       $23,408.32                                $280,899.84
12-01-04 to 11-30-05               $24.31                       $24,110.57                                $289,326.84
12-01-05 to 12-31-06               $25.04                       $24,833.88                                $298,006.56

                  c. Section (d) of the Data Sheet and Sections 1(b), 3(d) and 4 of the Lease are hereby deleted in their entirety.

         7.       TENANT'S PROPORTIONATE SHARE OF BUILDING.

                  a. As of the Third Expansion Premises Commencement Date (January 1, 1999), the definition of Tenant's Proportionate Share as set forth in Section (l) of the Data Sheet; Sections 1(u) and 1(v) of the Lease; Paragraph 5 of the First Amendment; and Paragraph 5 of the Second Amendment shall be amended to increase Tenant's Proportionate Share from Fifty Three and 24/100 percent (53.24%) to Seventy Seven and 94/100 percent (77.94%);

                  b. As of the Fourth Expansion Premises Commencement Date (May 1, 1999), the definition of Tenant's Proportionate Share as set forth in Section
(l) of the Data Sheet; Sections 1(u) and 1(v) of the Lease; Paragraph 5 of the First Amendment; Paragraph 5 of the Second Amendment and Paragraph 7a. of this Third Amendment shall be further amended to increase Tenant's Proportionate Share from Seventy Seven and 94/100 percent (77.94%) to One Hundred and 00/100 percent (100%);

         8.       BASE YEAR STOP.

                  a. As of the Renewal Date, Section 1 (d) of the Lease is hereby amended by deleting Section 1 (d) in its entirety and substituting the following in lieu thereof:

                     "Base Year Stop - Original Premises and Third Expansion Premises": the Basic Cost incurred during the calendar year 2002 divided by the number of rentable square feet in the Building."

                  b. As of the Fourth Expansion Premises Commencement Date (May 1, 1999), Section 1 (d) of the Lease is hereby modified by adding the following at the end of Section 1 (d):

                     ""Base Year Stop - Fourth Expansion Premises": the Basic Cost incurred during the calendar year 2000 divided by the number of rentable square feet in the Building."

         9.       TENANT'S OBLIGATIONS.

                  a. As of January 1, 2000, Tenant shall contract directly for trash removal to or for the benefit of the Premises. As soon as reasonably possible after December 31, 1999, Landlord shall calculate the per rentable square foot trash removal cost incurred by Landlord during the calendar year 1999 (the "1999 Trash Removal Cost"), and shall reduce Tenant's Basic Rental, if applicable, by an amount equal to the 1999 Trash Removal Cost, such reduction to be retroactive to January 1, 2000;

                  b. As of January 1, 2000, Tenant shall contract directly for security services to or for the benefit of the Premises. Commencing January 1, 2000, Landlord shall reduce Tenant's Basic Rental by an amount equal to five cents ($.05) per rentable square foot of the Premises for the cost of security services.

                  c. As soon as reasonably possible after December 31, 1999, Landlord shall calculate the per rentable square foot electric cost incurred by Landlord during the calendar year 1999 (the "1999 Electric Cost). Tenant shall have thirty (30) days from receipt of the 1999 Electric Cost to either (i) cause the electric services to or for the benefit of the Premises to be placed in Tenant's name as the responsible party and Tenant shall directly pay to the local utility company for the electric services to or for the benefit of the Premises; or (ii) continue to pay for electric services to or for the benefit of the Premises in accordance with applicable provisions of the Lease. In the event Tenant elects sub-section (i) hereinabove, Landlord shall reduce Tenant's Basic Rental, if applicable, by an amount equal to the 1999 Electric Cost, such reduction to be retroactive to January 1, 2000.

                  d. Effective January 1, 2000, Tenant shall cause the water and sewer invoices for the Premises to be placed in Tenant's name as the responsible party and Tenant shall directly pay to the local utility company for the water and sewer services to or for the benefit of the Premises. Commencing January 1, 2000, Landlord shall reduce Tenant's Basic Rental by an amount equal to seven cents ($.07) per rentable square foot of the Premises for the cost of water and sewer services.

         10.      TENANT IMPROVEMENTS.

                  a. TENANT IMPROVEMENTS WITH RESPECT TO THE ORIGINAL PREMISES. In connection with Tenant's extending the Term of the Lease for the Renewal Term, Tenant has completed certain improvements with respect to the Original Premises (the "Original Premises Improvements"). Tenant hereby certifies that it has filed all drawings and specifications, paid all fees and obtained all permits and applications from any governmental authorities having jurisdiction, obtained any certificates or approvals, including a certificate of occupancy, required to enable Tenant to occupy the Original Premises, and obtained and delivered to Landlord all necessary lien waivers in connection with the construction of the Original Premises Improvements. In connection thereto, Landlord shall grant to Tenant an "Original Premises Improvement Allowance" of up to a total of Six and 25/100 Dollars ($6.25) per rentable square foot of space in the Original Premises (i.e., 42,045 rentable square feet multiplied by $6.25 = $262,781.25). Of the total Original Premises Improvement Allowance, Three and 25/100 Dollars ($3.25) per rentable square foot of space in the Original Premises (i.e. 42,045 rentable square feet multiplied by $3.25 = $136,646.25) shall be disbursed by Landlord to Tenant on or before March 1, 2001 (the "First Disbursement"), and the remaining Three and 00/100 Dollars ($3.00) per rentable square foot of space in the Original Premises (i.e. 42,045 rentable square feet multipled by $3.00 = $126,135.00) shall be disbursed by Landlord to Tenant on or before March 1, 2002 (the "Second Disbursement").

                  b. TENANT IMPROVEMENTS WITH RESPECT TO THE FOURTH EXPANSION PREMISES. Tenant shall construct improvements for the Fourth Expansion Premises and Building, as applicable ("Fourth Expansion Premises Improvements") in accordance with the Work Letter Agreement attached hereto as Schedule 1. In connection thereto, Landlord hereby grants to Tenant a "Fourth Expansion Premises Improvement Allowance" of up to Ten and 00/100 Dollars ($10.00) per rentable square foot of space in the Fourth Expansion Premises (i.e., 11,900 rentable square feet multiplied by $10.00 = $119,000.00), which Fourth Expansion Premises Improvement Allowance shall be used only for the items specified in the Cost Breakdown, as that term is defined in Schedule 1. Landlord shall reimburse to Tenant the Fourth Expansion Premises Improvement Allowance on or before April
1. 2000.

                  c. Tenant acknowledges that all obligations of Landlord pursuant to Section 7 of the Lease pertaining to the Original Premises have been met and Landlord shall have no obligation to construct any tenant improvements to the Premises on behalf of Tenant.

         11. BROKERS. Landlord and Tenant each represent and warrant to the other that it has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this Third Amendment other than McShea & Company, Inc. and The Fred Ezra Company (collectively, the "Brokers"). Landlord shall pay a commission to the Brokers in accordance with the terms and conditions of a separate agreement between Landlord and the Brokers. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys' fees) or liability for any compensation, commission or charges claimed by any such unnamed realtor, broker, agent or finder claiming to have dealt with the indemnifying party in connection with this Third Amendment.

         12. REAFFIRMATION OF TERMS. All other terms, covenants and provisions of the Original Lease are hereby confirmed and ratified and except as modified herein, shall remain unchanged and in full force and effect.

         13. REPRESENTATIONS. Landlord and Tenant each hereby represent and warrant to the other that it (i) is not in default of any of its obligations under the Original Lease and that such Original Lease is valid, binding and enforceable in accordance with its terms, (ii) it has full power and authority to execute and perform this Third Amendment, and (iii) it has taken all action necessary to authorize the execution and performance of this Third Amendment.

         14. COUNTERPART COPIES. This Third Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Third Amendment.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

                           LANDLORD:

                           TA/Western, LLC, a Delaware limited liability company

                           By: Realty Associates Advisors LLC, a Delaware limited liability company, manager

                                    By:      Realty Associates Advisors Trust,
                                             a Massachusetts business trust,
                                             sole member

                                             By:  HENRY G. BRAUER
                                                  ---------------------
                                             Its:  Regional Director
                                                   ----------------------
                           TENANT:

                           VISUAL NETWORKS, INC., a Delaware corporation

                           By: PETER J. MINIHANE
                              -----------------------------
                           Its: Executive Vice President,
                               ----------------------------
                               Chief Financial Officer and
                               Treasurer

                                    EXHIBIT A

                            THIRD EXPANSION PREMISES

                                   EXHIBIT A-1

                            FOURTH EXPANSION PREMISES



                                      A1 1

                                   SCHEDULE 1

                              WORK LETTER AGREEMENT

1.       Plans.

         Tenant shall cause its architects and engineers to prepare and submit to Landlord for approval detailed plans, specifications and working drawings ("Plans") for the construction of the Fourth Expansion Premises Improvements to the Fourth Expansion Premises and Building, as applicable, which such approval shall not be unreasonably withheld. Landlord reserves the right to reasonably approve any space planner, architect or engineer employed by Tenant. Tenant's Plans shall include items and information as Landlord shall reasonably require to evaluate Tenant's work. Tenant shall use the Plans to obtain all permits and approvals which are necessary to construct the Fourth Expansion Premises Improvements. All Fourth Expansion Premises Improvements shall be constructed in a good and workmanlike manner and in accordance with all applicable laws, codes and regulations, including the Americans with Disabilities Act ("ADA"). It is expressly agreed that (a) Tenant shall not commence any such work until said Plans have been approved by Landlord, and (b) the Plans which have been so approved by Landlord shall be used by Tenant to obtain all permits that are necessary to construct the Fourth Expansion Premises Improvements. As used herein, the term "Fourth Expansion Premises Improvements " shall include all work to be done in the Fourth Expansion Premises pursuant to the Plans, including, but not limited to: demolition work, partitioning, doors, ceiling, floor coverings, wall finishes (including paint and wallcoverings), window coverings, electrical (excluding the cost of computer cabling, Tenant's telephone system and wiring, and any other special electrical or wiring dedicated to Tenant's operations or business), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork. After approval of the Plans by Landlord, no further material changes to the Plan shall be made without the prior written approval of Landlord which such approval shall not be unreasonably withheld. Tenant acknowledges that Landlord's review and approval of the Plans is not conducted for the purpose of determining the accuracy and completeness of the Plans, their compliance with applicable codes and governmental regulations including ADA, or their sufficiency for purposes of obtaining a building permit, all of which shall remain the responsibility of Tenant and Tenant's architect. Accordingly, Landlord shall not be responsible for any delays in obtaining the building permit due to the insufficiency of the Plans or any delays due to changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans.

2.       Fourth Expansion Premises Improvement Allowance.

         Tenant shall provide Landlord with a breakdown of the estimated total cost of the Fourth Expansion Premises Improvements ("Cost Breakdown"). Landlord hereby grants to Tenant an "Fourth Expansion Premises Improvement Allowance" of up to Ten and 00/100 Dollars ($10.00) per rentable square foot of space in the Fourth Expansion Premises (i.e., 11,900 rentable square feet multiplied by $10.00 = $119,000.00) which Fourth Expansion Premises Improvement Allowance shall be used only for the items specified in the Cost Breakdown. The Fourth Expansion Premises Improvement Allowance shall be disbursed to Tenant not more frequently than once per month based on disbursement requests submitted by Tenant to Landlord and certified by Tenant's architect. Such disbursement request shall set forth the total amount incurred, expended and/or due for each requested item less prior disbursements and a description of the work performed, and materials supplied and/or costs incurred or due with respect to each item for which disbursement is requested. Each such disbursement request shall be accompanied by invoices, vouchers, statements, affidavits, payroll records and/or other documents reasonably requested by Landlord, which substantiate costs incurred to justify such a disbursement, together with lien waivers for those contractors and materialmen providing construction services or materials. In addition, each disbursement shall be subject to inspection and approval of completed work by



                                    Sch 1-1

Landlord's construction engineer, which such approval shall not be unreasonably withheld, conditioned or delayed. In the event the Cost Breakdown exceeds the Fourth Expansion Premises Improvement Allowance, Tenant shall pay from another source of funds the amount by which the Cost Breakdown exceeds the Fourth Expansion Premises Improvement Allowance prior to any disbursement of the Fourth Expansion Premises Improvement Allowance by Landlord. If, at any time during the construction of the Fourth Expansion Premises Improvements, the total amount remaining to be paid for Fourth Expansion Premises Improvements exceeds the amount of the Fourth Expansion Premises Improvement Allowance remaining to be disbursed, at Landlord's option, no further disbursement of the Expansion Premises Improvement Allowance shall be made by Landlord unless, and until Tenant has expended such sums as to cause the Fourth Expansion Premises Improvement Allowance to again be sufficient to pay each of the remaining costs. In the event the actual cost of the Fourth Expansion Premises Improvements is less than the Fourth Expansion Premises Improvement Allowance, the unused portion of the Fourth Expansion Premises Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as credit against any obligations of Tenant under the Lease. Notwithstanding the foregoing, Landlord shall reimburse to Tenant the Fourth Expansion Premises Improvement Allowance by no later than April 1, 2000.

3.       Construction of Fourth Expansion Premises Improvements.

         3.1 Landlord hereby approves Coakley Williams Construction Company as Tenant's contractor. Landlord's approval, when required in this Work Letter Agreement, shall be given or denied (as applicable) within five (5) business days of receipt of the necessary information from Tenant. Tenant's contractors and subcontractors shall be required to provide the following types of insurance, in the minimum amounts indicated, naming Landlord (and Landlord's mortgagee, if required by Landlord) as additional insured:

          (a) Workmen's Compensation with full statutory limits for employer's liability.

          (b) Commercial General Liability Insurance including direct and contingent liability in the aggregate amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage per occurrence for personal injury, death or property damage.

          (c) The Liability Policy shall include coverage for Broad Form Hold Harmless Agreement as is contained in the standard contract.

          (d) Automobile Liability insurance with bodily injury limits of $250,000 per person, $500,000 per accident, and $50,000 per accident for Property Damage.

Certificates of all of the foregoing insurance shall be delivered to Landlord before construction of the Improvements is started and before Tenant's contractor's equipment is placed upon the Premises. In all other respects, the insurance coverage above mentioned shall comply with the Lease provisions.

         3.2 It is agreed that Tenant assumes the entire responsibility and liability due to its negligence, including statutory or common law, for any and all injuries or death of any or all persons, including its contractor, subcontractors and employees, and for any and all damages to property caused by or resulting from or arising out of any act or omission on the part of Tenant, its contractor, subcontractors or employees, in the prosecution of the work thereunder other than those arising out of the gross negligence or willful misconduct of Landlord, its agents or employees. With respect to such work Tenant agrees to indemnify and save harmless Landlord, its mortgagee, architect, engineers and their employees and all other tenants of the Property from and against all losses and expense, including legal fees, which they may suffer or pay as the result of claims or lawsuits due to, because of or arising out of any and all such injuries, death or



                                    Sch 1-2
damage, whether real or alleged, and Tenant, its contractor and subcontractors shall assume and defend at their own expense all such claims or lawsuits. Tenant agrees to insure this assumed liability in its Comprehensive General Liability Policy and the original or copy of the policy delivered to Landlord shall indicate this contractual coverage.

         3.3 For and during the period of construction, Tenant shall provide and pay for all utilities consumed upon the Fourth Expansion Premises during said period and for the removal of all temporary connections.

         3.4 Upon completion of the Fourth Expansion Premises Improvements, Tenant's contractors and/or subcontractors shall provide Landlord, without cost to Landlord, with one (1) set of transparent "as built" drawings.

         3.5 Completion. Tenant shall endeavor to cause the contractor to substantially complete construction of the Fourth Expansion Premises Improvements in a diligent manner. It shall be the sole responsibility of Tenant to file all drawings and specifications, pay all fees and obtain all permits and applications from any governmental authorities having jurisdiction, and to obtain any certificates or approvals, including a certificate of occupancy, required to enable Tenant to occupy the Fourth Expansion Premises. Landlord shall not be liable for any loss or damages as a result of delays in construction of the Fourth Expansion Premises Improvements. No delay in completion of construction of the Fourth Expansion Premises Improvements shall delay the Commencement Date of the Lease or otherwise effect Tenant's obligation to pay Basic Rental beyond the date specified in the Third Amendment.

4. Incorporation. This Agreement is and shall be incorporated by reference in the Lease, and all of the terms and conditions of the Lease are and shall be incorporated herein by this reference.

                                    Sch 1-3